Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements of Wheeler Real Estate Investment Trust, Inc., on Form S-11 (Nos. 333-189887, 333-194831, 333-195492, 333-198245 and 333-198696), Form S-3 (Nos. 333-193563, 333-194252 and 333-203563) and Form S-4 (No. 333-204957) of our report dated July 13, 2015, with respect to the Statements of Revenues and Certain Operating Expenses of Brook Run for the years ended December 31, 2014 and 2013, which report appears in the accompanying Current Report on Form 8-K/A of Wheeler Real Estate Investment Trust, Inc.

/s/ Cherry Bekaert LLP
Virginia Beach, Virginia
July 13, 2015